EXHIBIT (p)(2)
9. PERSONAL TRADING POLICY / CODE OF ETHICS
9.1. General Principles
It is the policy of BB&T Asset Management that each employee should (1) at all times place the interests of the client first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy/Code of Ethics (“Code of Ethics”) and to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility; and (3) adhere to the fundamental standard that BB&T AM employees should not take inappropriate advantage of their positions.
All persons covered under this Code are required to comply with all applicable Federal securities laws. BB&T Asset Management is required to provide a copy of this Code, and any amendments, to all employees. All employees will provide written acknowledgement of receipt of this code, and any amendments. Employees are required to report any violations, or suspected violations, to the Chief Compliance Officer, or to the President.
This Code of Ethics shall be governed by Rule 204A-1 of the Investment Advisers Act of 1940, and Rule 17j-1 of the Investment Company Act of 1940.
In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client, employees shall not:
a)	Employ a device, scheme, or artifice to defraud a client

b)	Make to a client, or to BB&T Asset Management, any untrue statement of material fact or omit to state to the client, or to BB&T Asset Management, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or

d)	Engage in any manipulative practice with respect to the client.
BB&T AM is a subsidiary of BB&T Corporation. As such, this policy is subordinate to the BB&T Corporation Code of Ethics. Therefore, all BB&T AM employees must adhere to the higher standard of this policy or the BB&T Corporation Code of Ethics.
     9.1.1. Gifts and Gratuities
Employees are prohibited from receiving from any person or entity that does business with or on behalf of a Fund any gift(s) or gratuity(ies) with a (combined) retail value in excess of $400 per year (or such other value as stated in the BB&T Corporation Code of Ethics) where such gift(s) or gratuity(ies) is(are) in relation to the business of BB&T AM or any BB&T

Fund. However, NASD registered persons must still comply with limits on gifts and gratuities. In addition, providing gifts or gratuities to any person or entity that does business with BB&T AM is subject to the same limits described above.
     9.1.2. Entertainment
Offers of entertainment may be accepted only under the following circumstances: (1) the offer of entertainment must not be solicited, (2) the offeror must be present, and (3) the value of the entertainment must be reasonable and customary, and not lavish or unusual.
     9.1.3. Outside Activities
Employees are discouraged from serving in any capacity with an outside entity which does business with BB&T or BB&T AM clients. In particular, employees are prohibited from serving on the board of directors, or like capacity (i.e., general partner) of any company without the prior authorization of the Director of Compliance. In determining whether to grant such authorization, the Director of Compliance shall consider whether the company is currently held, or potentially could be held, in client accounts.
Employees must disclose in writing all outside activities that could potentially cause a conflict of interest including directorships. The disclosure must be approved by the employee’s manager and the Director of Compliance. Annual certification will be required.
     9.1.4. Personal Trading Provisions Applicable to All Employees
          9.1.4.1. Material Non-Public Information
Employees are prohibited from trading, either personally or on behalf of clients, while in possession of material non-public information (“insider information”). In addition, employees are prohibited from communicating insider information to others in violation of the law. Employees should contact the Director of Compliance if they become aware of any insider information.
          9.1.4.2. Prohibition against Front-Running and Scalping
Front-running is prohibited because it potentially harms the advisory client. For one, the investment professional’s personal trades may adversely impact the market and cause the advisory client’s trade to be executed at a less favorable price. Further, in a volatile market, the investment professional who executes his personal trade prior to the advisory client’s trade may be usurping a favorable opportunity that will not be available subsequently.
Scalping is prohibited because it results in a portfolio manager putting his own best interests ahead of the client’s best interest and hence is directly contrary to the fiduciary duty underlying the investment advisor / client relationship.
It is a serious violation of Firm policy for any officer or employee of BB&T AM to engage in front-running or scalping. Such misconduct will result in immediate dismissal.

          9.1.4.3. Prohibition Against Purchasing Initial Public Offerings
All employees are generally prohibited from acquiring any securities in an Initial Public Offering (“IPO”). However, exceptions may be granted where these personnel cannot profit improperly from their position, e.g. deposits in a savings bank converting from a mutual to a stock form of ownership. All such exceptions require reporting and pre-clearance in accordance with the disclosure reporting requirements of this policy.
          9.1.4.4. Pre-Approval of Purchases in Private Placements
Prior to purchasing any security offered as part of a private placement of securities, i.e., securities that are exempt from registration requirements, employees shall submit or orally dictate a Pre-Clearance Request Form to the Director of Compliance and shall await notification of approval prior to effecting any purchase.
The Director of Compliance shall determine whether or not the proposed purchase would conflict with a purchase for any client account and shall notify the requesting person whether clearance has been approved or denied.
The Director of Compliance shall note the approval or disapproval and the time at which it was communicated to the requesting person on the Pre-Clearance Request Form. The Form shall be retained in the files of the Director of Compliance for two years and then shall be retained in storage (onsite or off-site) for another three years.
If any employee who holds privately-placed securities is subsequently involved in the determination of whether to purchase the securities of the same issuer for a client account, the employee shall disclose their holdings and refer the decision to the Director of Compliance or his or her designee.
          9.1.4.5. Transactions Using Leverage
Employees’ use of leverage is generally discouraged. Therefore, all margin trades, uncovered options, and short sales (except “against the box”) must be pre-cleared by the Director of Compliance.
          9.1.4.6. Use of Limit Orders
Employees are prohibited from placing a “good until cancelled” order or any limit order other than a “same-day” limit order.
          9.1.4.7. Frequent Trading
Frequent trading in personal accounts is inconsistent with BB&T AM’s investment philosophy and is generally prohibited. In addition, such trading may distract employees from their duty to service client accounts. The Director of Compliance will monitor employee trading for such activity and report any issues to the Compliance Committee.

9.2. Reporting Requirements Applicable to Advisory Representatives, Access Persons, and Investment Persons
     9.2.1. Definitions
          9.2.1.1. Advisory Representatives
Advisory Representatives are: officers and directors of BB&T AM, analysts, portfolio managers, members of research or portfolio management teams, Regional Portfolio Managers, IARs, traders, and anyone who makes investment recommendations to clients, participates in the making of investment recommendations to clients or has knowledge of such recommendations.
          9.2.1.2. Access Persons
Access Persons of the BB&T Funds are: officers and directors of BB&T AM or of the BB&T Funds, all Investment Personnel as defined below, and any other employees of BB&T AM who in the normal course of their duties obtain information about the investment recommendations relating to one or more Funds or their purchases and sales of securities.
          9.2.1.3. Investment Persons
Investment Persons of the BB&T Funds are: the portfolio manager for the Fund and all members of the Fund’s portfolio management/research team (including analysts); all trading personnel who, either regularly or on an occasional basis, assist in the execution of that Fund’s trades; and any other individual who, either individually or as part of a group, makes decisions about that Fund’s investments.
The Director of Compliance shall maintain a list of Advisory Representatives, Access Persons, and Investment Persons which shall be updated on a timely basis.
     9.2.2. Reporting Requirements
          9.2.2.1. Initial Holdings Report
The Initial Holdings Report will be filed with the Director of Compliance (or designee) no later than 10 business days after becoming an Advisory Representative.
          9.2.2.2. Quarterly Transaction Report
The Quarterly Transaction Report will be filed with the Director of Compliance (or designee) no later than the 10th business day after the end of each calendar quarter.
          9.2.2.3. Annual Holdings Report

The Annual Holdings Report will be filed with the Director of Compliance (or designee) no later than 30 days after the end of each calendar year.
Information provided by the employee must be current as of no more than 45 days before the report is submitted. Even if you have no reportable securities accounts or transactions, you must complete the section of the above-mentioned forms that so states.
     9.2.3. Securities Subject to Reporting
The reporting requirements apply with respect to securities as to which the employee has “beneficial ownership,” i.e., securities held in the name of the employee or:
(i)	a spouse or minor child;

(ii)	a relative sharing the same house;

(iii)	any other person if, by contract, understanding or other arrangement, the advisory representative has trading discretion, the benefits of ownership, or the right to vote or direct the sale of the securities (including, e.g., as part of an investment club); or

(iv)	any other person if the advisory representative can obtain ownership immediately or at some future time.
Reportable Security means any stock, bond, future, investment contract, or any other instrument that is considered a “security” under the Investment Advisers Act. The term “reportable security” is very broad and includes items you might not ordinarily think of as “securities” such as (this list is not all inclusive):
•	Options on securities, on indexes and on currencies;

•	All kinds of limited partnerships;

•	Foreign unit trusts and foreign mutual funds; and

•	Private investment funds, hedge funds, and investment clubs.
Reportable security does not include:
•	Direct obligations of the US Governments;

•	Bankers’ acceptances, certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; and

•	Shares of open-end mutual funds that are not advised or sub-advised by the firm
     9.2.4. Transactions Exempt from Reporting Requirements
Reporting is not required for any securities held in an account over which no direct or indirect influence or control (i.e., blind trust). In addition, transactions effected pursuant to an automatic investment plan are not required to be reported.

     9.2.5. Requirement to Provide Statements
All advisory representatives, access persons, and investment persons are required to provide duplicate brokerage statements and confirmations for all reportable security.
9.3 Additional Provisions Applicable to Advisory Representatives
     9.3.1. Definition of Advisory Representative
Advisory Representatives are: officers and directors of BB&T AM, analysts, portfolio managers, members of research or portfolio management teams, Regional Portfolio Managers, IARs, traders, and anyone who makes investment recommendations to clients, participates in the making of investment recommendations to clients or has knowledge of such recommendations.
     9.3.2. Same-Day Blackout Period
Except as otherwise permitted, advisory representatives are prohibited from executing a securities transaction on a day when any account to which they are assigned has a pending “buy” or “sell” order in the same security unless and until that order is fully executed or has been withdrawn.
Any profits realized on prohibited trades may be required to be disgorged. A pattern of violations will result in disciplinary action and, if appropriate, dismissal.
     9.3.3. De Minimis Exception
Unless otherwise specified, the blackout period does not apply for a personal transaction in the following circumstances:
a)	for publicly traded equity securities with a market capitalization of at least $1 billion, less than 1,000 shares, or

b)	for any fixed income security, less than $25,000 (transaction amount including accrued interest).
The de minimis exception shall not be exceeded within any 30 day period. This exception only applies to the blackout provisions. The de minimis exception does not apply to investment person or access persons.
9.4. Additional Provisions Applicable to Access Persons
     9.4.1. Definition of Access Person
Access Persons of the BB&T Funds are: officers and directors of BB&T AM or of the BB&T Funds, all Investment Personnel as defined above, and any other employees of BB&T AM who in the normal course of their duties obtain information about the investment recommendations relating to one or more Funds or their purchases and sales of securities.
     9.4.2. Same-Day Blackout Period
Access persons are prohibited from executing a securities transaction on a day when a Fund has a pending “buy” or “sell” order in the same security unless and until that order is fully executed or has been withdrawn.
Any profits realized on prohibited trades may be required to be disgorged. A pattern of violations will result in disciplinary action and, if appropriate, dismissal.
     9.4.3. Securities Being Considered for Purchase/Sale by the Fund
Access persons are prohibited from purchasing or selling any security that they know, or have reason to believe, at the time of such purchase or sale:
(a)	is being considered for purchase or sale by a Fund;

(b)	is being recommended for purchase or sale by a Fund; or

(c)	is being purchased or sold by a Fund.
     9.4.4. Pre-Clearance Requirements
Access persons must pre-clear all transactions in non-exempt securities that are either beneficially owned by the access person or would become beneficially owned as a result of the transaction except for those transactions described in section 9.6 below.
9.5. Additional Provisions Applicable to Investment Persons
     9.5.1. Definition Investment Person
Investment Persons of the BB&T Funds are: the portfolio manager for the Fund and all members of the Fund’s portfolio management/research team (including analysts); all trading personnel who, either regularly or on an occasional basis, assist in the execution of that Fund’s trades; and any other individual who, either individually or as part of a group, makes decisions about that Fund’s investments.
     9.5.2. Four-Trading-Day Blackout Period
Investment personnel are prohibited from purchasing or selling any security within four (4) trading days before or after the Fund or Funds with respect to which they are investment professionals trade in that security.
Any profits realized on prohibited trades may be required to be disgorged. A pattern of violations will result in disciplinary action and, if appropriate, dismissal.

Note: With respect to Funds for which an individual is not an investment professional, he or she may still be subject to the 24-hour black-out period for access persons, discussed below.
     9.5.3. Securities Being Considered for Purchase/Sale by the Fund
Access persons are prohibited from purchasing or selling any security that they know, or have reason to believe, at the time of such purchase or sale:
(a)	is being considered for purchase or sale by any Fund;

(b)	is being recommended for purchase or sale by a Fund; or

(c)	is being purchased or sold by a Fund.
     9.5.4. Pre-Clearance Requirements
Access persons must pre-clear all transactions in non-exempt securities that are either beneficially owned by the access person or would become beneficially owned as a result of the transaction except for those transactions described in section 9.6 below.
9.6. Exemptions to Pre-Clearance Requirements
The following transactions are exempt from the pre-clearance requirements (but not the reporting requirements) for Access and Investment Persons:
a)	Purchases or sales over which the employee has no direct or indirect influence or control (see section 9.2.4 above);

b)	Purchases or sales pursuant to an automatic investment plan (i.e., DRIP plans, 401k plan automatic rebalancing, etc.);

c)	Shares issues by registered open-end mutual funds, including the BB&T Funds (including 401(k))

d)	Unit investment trusts;

e)	Exchange traded funds that are based on a broad-based securities index;

f)	Futures and options on currencies or on a broad-based securities index.
9.7 Pre-Clearance Process
The Access or Investment person must submit or orally dictate a Pre-clearance Request Form to the Manager of Trading in the home office of BB&T AM or to the Director of Compliance and must await notification of clearance from the Manager of Trading, Director of Compliance or their delegate prior to initiating the trade.

Upon receipt or completion of the Pre-clearance Request Form, the Manager of Trading, Director of Compliance, or their delegate, will determine whether or not the proposed transaction would conflict with a proposed or actual transaction for the BB&T Funds and will notify the requesting person whether clearance has been granted or denied.
The Manager of Trading, Director of Compliance, or their delegate, will note his or her determination and the time at which it was communicated to the requesting person on the Pre-Clearance Request Form.
Pre-clearance approval remains in effect until the end of the day on which it was obtained.
9.8. Privacy of Reported Information
All information reported pursuant to the Code of Ethics will be treated as private information and will generally not be disclosed to anyone other than the Director of Compliance and any compliance professional or outside firm specializing in the review of personal securities transactions to whom the Director of Compliance has delegated the review of personal securities transaction reports. The information shall be maintained only in a locked room or smaller compartment to which only the Director of Compliance and his or her designated compliance professionals have access. The information collected will be used for no other purpose than that of monitoring for compliance with the Code of Ethics, and may be shared with supervisory personnel as necessary to evaluate suspected violations of the Policy.
9.9 Role of Compliance Committee
The Compliance Committee is primarily responsible for interpreting and enforcing the Code of Ethics. The Compliance Committee of BB&T AM is composed of the President, Director of Compliance, and such other members of senior management as appropriate.